UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2016

BBCN Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50245	95-4170121
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

3731 Wilshire Boulevard, Suite 1000, Los Angeles, CA	90010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (213) 639-1700.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On and effective January 21, 2016, Messrs. Kiho Choi and C.K. (Chuck) Hong resigned from the Boards of Directors of BBCN Bancorp, Inc. (the “Company”) and BBCN Bank, the Company’s wholly owned subsidiary. On January 21, 2016, Mr. Choi delivered an electronic message to the Company regarding his resignation, noting appreciation for the opportunity and experience of serving on the Board of Directors and wishing the best for the Company. Mr. Choi had been a member of the following Board committees: (i) Audit, (ii) Asset/Liability and (iii) Risk and Compliance.
On January 24, 2016, Mr. Hong delivered a letter to the Company regarding his resignation, a copy of which is attached hereto as Exhibit 99.11. Mr. Hong had been a member of the following Board committees: (i) Audit, (ii) Human Resources and Compensation and (iii) Risk and Compliance.
Background. On December 7, 2015, the Company announced that it had entered into a merger agreement with Wilshire Bancorp, Inc. (“Wilshire”), pursuant to which stockholders of the Company would own 59% of the surviving entity and the stockholders of Wilshire would own 41% (the “Merger”). A copy of the merger agreement was filed with the SEC on that same day. The merger agreement provides for a 16-person board for the combined company, with nine (9) directors to be appointed by the Company and seven (7) to be appointed by Wilshire.
On January 21, 2016, the Nomination and Governance Committee of the Company’s Board of Directors (the “Committee”), consisting entirely of independent directors, adopted a resolution recommending to the Board a slate of nine (9) nominees (the “Nominees”) to be appointed to the board of the combined company upon consummation of the Merger. The Committee also recommended that the number of directors on the Company’s Board be reduced from thirteen to nine as of the next annual meeting of the Company’s stockholders (the “Annual Meeting”), and recommended the Nominees for election at the Company’s Annual Meeting. On or prior to January 21, 2016, Mr. Hong was informed that the Committee would not recommend him for re-election at the forthcoming Annual Meeting or for inclusion on the board of the combined company. On January 21, 2016, after learning that he would not be recommended for re-nomination, Mr. Hong resigned from the Board of Directors. On January 24, 2016, Mr. Hong submitted the attached letter to the Company.
On January 21, 2015, following Mr. Hong’s and Mr. Choi’s resignations, the Board of Directors approved the Committee’s recommendations. Those actions will be discussed in further detail in the joint proxy statement to be filed with the SEC by the Company and Wilshire in connection with the proposed Merger and the convening of the Annual Meeting (the “Proxy Statement”).
Disagreements Between the Company and Mr. Hong. Mr. Hong has characterized the process leading to the Merger as opaque, not consistent with best practices and yielding a poor outcome for the Company’s shareholders. The Company disagrees with Mr. Hong’s characterization. A substantial majority of the Board (but not including Mr. Hong), after thorough deliberation, concluded that the Merger was in the best interests of the Company’s stockholders. A description of the process followed by the Company in reaching a decision to proceed with the Merger will be fully set forth in the Proxy Statement.
In his letter, Mr. Hong criticizes Board governance in a number of respects. The Company disagrees with the assertions in Mr. Hong’s letter that there is a dysfunctional Board environment characterized by factionalism and a lack of transparency or that Board actions have been imbued with self-interest and not taken in the best interests of stockholders.
Miscellaneous. A copy of this Report on Form 8-K has been furnished to Mr. Hong on January 27, 2016.
Nothing herein should be deemed a solicitation with respect to the Merger. In connection with the proposed Merger, the Company will file with the SEC a Registration Statement on Form S-4 that will include a Joint Proxy Statement/Prospectus of the Company and Wilshire, as well as other relevant documents concerning the proposed transaction. Shareholders are urged to read the Registration Statement and the Joint Proxy Statement/Prospectus regarding the merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the Joint Proxy Statement/Prospectus, as well as other filings containing information about the Company and Wilshire at the SEC’s Internet site (www.sec.gov). You will also be able to obtain these documents, free of charge, from the Company at www.BBCNbank.com under the tab “Investor Relations” and then under the heading “SEC Filings” and from Wilshire at www.wilshirebank.com under the tab “Investor Relations” and then under the heading “SEC Filings”.
______________________
1 The letter has been redacted to remove certain non-public information.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit No.         Description of Exhibit

99.1	C.K. (Chuck) Hong’s letter dated January 24, 2016 regarding his resignation.*

*Confidential treatment has been requested for portions of this exhibit. These portions have been omitted and submitted separately to the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BBCN Bancorp, Inc.

Date: January 27, 2016	/s/ Kevin S. Kim
Kevin S. Kim
Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.         Description of Exhibit

99.1	C.K. (Chuck) Hong’s letter dated January 24, 2016 regarding his resignation.*

*Confidential treatment has been requested for portions of this exhibit. These portions have been omitted and submitted separately to the Securities and Exchange Commission.